Exhibit 10.8(d)

KERZNER™	core value no.1 blow away the customer™

19 October, 2005

Sultan Ahmed Bin Sulayem

Executive Chairman

Istithmar PJSC

PO Box 17000

Dubai, UAE

Dear Sultan

Summary of our discussions relating to the capital structure of Atlantis The Palm, Dubai

As we discussed last night, the Atlantis, The Palm project has come a long way and we are now at the point that we can commence construction.  Over the last few years we have been working on the planning of the project and have gone through various stages of budgeting.  Today, we have reached a stage where we are well advanced on the construction documents for the project and all material respects of the project have been well scoped.  During the course of the last year we have been through several rounds of value engineering and in an effort to reduce cost we have taken out various elements of the project.  However, we are now at a stage we feel that any further scope reductions will begin to hurt the project.  The other issue that we have previously discussed is that proceeding now with the condos might be a good solution in the short term but probably not the right way to maximize value.  Rather, we have agreed to postpone the decision on the condos and to rather develop the first phase of the project and have it well positioned before we look to future phases.

As you know, we now have prices from contractors for almost 90% of the construction elements of the project.  Based on contractor pricing we have had to revise upwards the total cost of the project such that the total development cost (without land and capitalized interest) is approximately $1.25 billion and $1.4 billion with capitalized interest (without land).  This increase in cost means that our present financing for $1.2 billion is insufficient.  The present financing included $700 million of bank debt and $500 million of equity with Istithmar providing $375mm of equity (Kerzner $125mm).  In order to resolve the shortfall, reduce Istithmar’s cash contribution and to have Kerzner become a full 50% partner in the venture, I wish to record the following agreement:

•                  The JV will acquire the land (10 sites) from Nakheel immediately at a cost of $125 million.  Nakheel will take back a subordinated PIK Note (Holdco Note) to fund this acquisition and the terms of the Note shall be: maturity of 12 years; all interest will accrue and not be cash pay; Year 1 – no interest; Year 2 – 5% interest; Year 3 – 6% interest; Year 4 (from opening) and beyond – interest at 7%;

•                  There will be cash equity of $400 million with Kerzner increasing its commitment and will now take up $200 million of such equity (Istithmar $200mm);

•                  Unless the banking group is prepared to increase the amount under the senior facility we anticipate issuing $300 million of bonds (second lien) of which we expect $225mm to be sold to institutions and $75mm taken up by Istithmar (with the same terms as the institutions except that Istithmar’s would be on a delayed-draw basis).  We will, however, endeavour to eliminate the need to issue bonds by having the senior lenders increase their commitment, although we are not assured that this can be accomplished;

•                  Kerzner will undertake to subordinate its base management fees to the banks and/or bondholders

The various guarantees that currently exist in the senior debt facility, will remain in place, including :

•                  The cost overrun guarantee of $55 million which is jointly provided by Kerzner and Istithmar

•                  The unlimited completion guarantee provided by Istithmar

•                  The $100 million Istithmar support for interest and capital until such time as the covenants are met

We also agreed that the project would have the right to reclaim and develop on the crescent of The Palm (immediately adjacent to our site) a further 125 acres in the future.

I think this covers all the main financing issues/principles as they relate to Kerzner International and Istithmar.

If you are in agreement with the above please can you countersign this letter in the place provided below.

Yours sincerely

/s/ Butch Kerzner	/s/ Sultan Ahmed Bin Sulayem
Butch Kerzner	Sultan Ahmed Bin Sulayem